Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Xerium Technologies, Inc. pertaining to the Xerium Technologies, Inc. 2010 Equity Incentive Plan, the Inducement Restricted Stock Unit Award to Harold C. Bevis and the Inducement Stock Option Award to Harold C. Bevis of our reports dated March 4, 2014, with respect to the consolidated financial statements and schedule of Xerium Technologies, Inc. and the effectiveness of internal control over financial reporting of Xerium Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Raleigh, North Carolina
March 4, 2014